Exhibit 99.1

Wynn Resorts Announces Cash Dividend of $3.00 Per Share and Increase to Regular Dividend

LAS VEGAS – November 5, 2013 – Wynn Resorts, Limited (NASDAQ: WYNN) announced today that its Board of Directors has approved a cash dividend of $3.00 per share on its outstanding common stock. This dividend will be payable on December 6, 2013, to stockholders of record on November 20, 2013. The stock will begin to trade ex-dividend on November 18, 2013.

Additionally, the Company plans on increasing its quarterly dividend by 25% to $1.25 per share in 2014.

At the conclusion of the Board meeting, Steve Wynn, Wynn Resorts Chairman and CEO, announced that Matt Maddox, the Company’s Chief Financial Officer and Treasurer, will assume the additional duties of President of Wynn Resorts. Mr. Maddox joined the Company in 2002 and previously served as Chief Financial Officer of Wynn Resorts, Macau, as well as Senior Vice President of Business Development. Mr. Maddox also serves as an officer on several of the Company’s subsidiaries. Steve Wynn will continue to hold the position of the Company’s Chairman and CEO.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Lewis Fanger, Vice President

702-770-7555

investorrelations@wynnresorts.com